EXHIBIT 10.3

MICRO COMPONENT TECHNOLOGY, INC

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of 4th of June, 2008  (“Effective Date”), between IT Carrier, Inc. (the “Consultant”) and Micro Component Technology, Inc. (the “Company”).

WHEREAS, the Company desires consulting and similar services relating to the Company’s business; and

WHEREAS, the Consultant desires to contract with the Company to perform such services;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter recited, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Services and Payment. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A.

The Company hereby acknowledges and recognizes that the Consultant has other business interests and may continue to have such business interests concurrently with the performance of this Agreement, only if the other business interests are not in direct competition or in conflict with the Company business interests.

2.             Confidentiality. The Consultant acknowledges that Confidential Information is of great value to the Company. Accordingly, the Consultant agrees not to divulge to anyone, either during or after the term of this Agreement, any Confidential Information obtained or developed by the Consultant during the term of this Agreement. Upon the expiration or termination of this Agreement, the Consultant agrees to deliver to the Company all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by the Company to the Consultant or which were prepared by the Consultant in performance of the Services for the Company. Upon the expiration or termination of this Agreement, the Consultant agrees to make no further use or utilization of any Confidential Information.

3.             Definitions. As used in this Agreement

“Confidential Information” means information of the Company or any person or business entity directly or indirectly controlled by or controlling the Company, or in which any of the aforesaid have at least a 50% interest, which information is or has been disclosed to the Consultant or known to the Consultant as a consequence of or through the performance of Services for the Company, whether or not related to his duties for the Company, including, but not limited to, information relating to finances, operations, customers, suppliers, products, services, inventions, original works of authorship, disclosures, processes, systems, methods, formulas, trade secrets, procedures, concepts, algorithms, software, compositions, techniques, drawings, specifications, models, data, source code, object code, documentation, diagrams, flow charts, research procedures or information of similar nature.

4.             Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein.

5.             Term and Termination. This agreement shall be for a period of 1 year and shall be renewable on an annual basis negotiated by both parties.

If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon 15 days’ notice unless the breach is cured within the notice period. The Company also may terminate this Agreement at any time, with or without cause, upon 60 days’ notice, but, if (and only if) without cause, Company shall upon termination pay Consultant all unpaid amounts due for Services completed prior to termination. Sections 2  through 10 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

6.             Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venture, or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance; and Consultant agrees to defend, indemnify and hold Company harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of (i) an alleged failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of Consultant. If Consultant is a corporation, it will ensure that its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

7.             Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void.

8.             Notices. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party as first set forth above.

9.             Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. This Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting the subject matter hereof. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.  Effectivity of this agreement is subject to approval of the Company’s Board of Directors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Company:	Micro Component Technology, Inc.

	By:	/s/ Roger E. Gower

	Name:	Roger Gower
	Title:	CEO

	Address:	2340 West County Road C
St. Paul, MN 55113

Consultant:	IT Carrier, Inc.

	By:	/s/ Sang Hoon Kim

	Name:	Sang Hoon Kim
	Title:	President

	Address:	#501 Lordland EZ Tower
153 Gumi-dong, Bungang-gu
Seongnam-si, Gyeonggi-do, Korea

Exhibit A

Description of Services:

Consultant shall represent the Company on all activities associated within China, Japan, Korea and Taiwan. The consultants will carry the Company business cards and Sang Hoon Kim (“SH Kim”) will be assigned the title of Managing Director of North East Asia Operations The IT Carrier office will be identified as a NE Asia Regional office for the Company.

IT Carrier will be responsible for activities within North East Asia Operations and include:

•                  Represent interests of Micro Component Technology, Inc.

•                  Sales, Business and Strategic issues with customers and partners, including account management.

•                  Support in coordination of technical programs and contracts

(Operations, presently located at ST Micro in Shenzhen China and expected successful sales negotiations in progress at ASE Taiwan for the next 120 days, are excluded)

Time contribution:

SH Kim will allocate 75% of the working hours on behalf of the Company each month.

Terms of Payment:

Monthly Retainer Fee:        $10,000/month

The fee will include day to day normal expenses associated with representing Micro Component Technology, Inc., including the normal operating costs of an office. Extraordinary expenses, such as air travel, hotel and other major item costs will be reimbursed by Micro Component Technology, Inc. with prior approval.

Stock Options

IT Carrier will receive a maximum total of 500K stock options (closing price at execution of agreement) for vesting upon the successful accomplishment of the following tasks:

•                  50,000 Shares upon sale of initial product (>$300,000 revenue) to each new account. (list of new accounts located in North East Asia to be identified)

•                  50,000 Shares upon personal assistance (with LMWH Management Partners LLC) in the successful execution of each Strategic Partnership agreement with a company operating in one of the following countries: China, Japan, Korea and Taiwan, where the Company and the partner would be engaged in cooperation of licensing, sales & marketing, manufacturing and equity investment.

The Option shall be documented in a separate Stock Option Agreement.